Exhibit 99.0

For Immediate Release	Contact:	Lauren K. Day
February 8, 2012		(973) 802-8026

PRUDENTIAL FINANCIAL, INC.

ANNOUNCES 2011 RESULTS

•	Net income of Financial Services Businesses attributable to Prudential Financial, Inc. for year 2011 of $3.531 billion, or $7.22 per Common share compared to $5.75 per Common share for 2010.

•	After-tax adjusted operating income for the Financial Services Businesses for year 2011 of $3.134 billion, or $6.41 per Common share compared to $6.17 per Common share for 2010.

•

Strong sales and flows in major businesses for year 2011; record-high Retirement gross deposits and sales of $44.6 billion, up 29% from a year earlier; annualized new business premiums in International Insurance surpass $3 billion milestone, including $728 million initial contribution from acquired Star and Edison businesses and 24% organic growth from a year earlier; total assets under management surpass $900 billion mark at year end.

•

Fourth quarter 2011 net income of Financial Services Businesses attributable to Prudential Financial, Inc. of $606 million, or $1.26 per Common share compared to 45 cents per Common share in the year-ago quarter.

•	Fourth quarter 2011 after-tax adjusted operating income for the Financial Services Businesses of $948 million, or $1.97 per Common share compared to $1.76 per Common share in the year-ago quarter.

•	Operational highlights for the fourth quarter:

•	Individual Annuity account values, $113.5 billion at December 31, up 7% from a year earlier; gross sales for the quarter of $4.4 billion; net sales $2.9 billion.

•	Retirement account values, $229.5 billion at December 31, up 12% from a year earlier; total Retirement gross deposits and sales of $14.7 billion and net additions of $6.7 billion for the quarter.

•	Asset Management segment assets under management, $619.1 billion at December 31, up 15% from a year earlier; net institutional additions for the quarter, excluding money market activity, $3.7 billion.

•	Individual Life annualized new business premiums of $75 million, up 12% from a year ago.

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•	Group Insurance annualized new business premiums of $86 million, compared to $109 million a year ago.

•

International Insurance constant dollar basis annualized new business premiums of $799 million, including $218 million from the acquired Star and Edison operations, compared to $522 million a year ago.

•	Financial items:

Significant items included in current quarter adjusted operating income:

•

Pre-tax benefit of $180 million in Individual Annuities to release reserves for guaranteed death and income benefits and reduce amortization of deferred policy acquisition and other costs, reflecting market-driven separate account performance.

•	Pre-tax benefit of approximately $20 million in Individual Life from reduced net amortization of deferred policy acquisition and other costs due to market-driven separate account performance.

•	Pre-tax benefit of $96 million in International Insurance’s Gibraltar Life operation from the sale of the Company’s stake in Afore XXI, a private pension fund manager in Mexico.

•

Pre-tax charge of $94 million in International Insurance’s Gibraltar Life operation for integration costs relating to the acquisition of AIG Star Life Insurance Co., Ltd. and AIG Edison Life Insurance Company.

•

Gross unrealized losses on general account fixed maturity investments of the Financial Services Businesses of $4.3 billion at December 31, 2011, compared to $3.1 billion at December 31, 2010; net unrealized gains of $10.5 billion at December 31, 2011 compared to $5.7 billion at December 31, 2010.

•

GAAP book value for Financial Services Businesses, $35.7 billion or $75.04 per Common share at December 31, 2011, compared to $31.0 billion or $63.11 per Common share at December 31, 2010. Book value per Common share excluding unrealized gains and losses on investments and pension / postretirement benefits, $66.63 at December 31, 2011 compared to $59.48 at December 31, 2010.

•

During the fourth quarter, the Company acquired 4.9 million shares of its Common Stock under its share repurchase authorization at a total cost of $250 million, for an average price of $50.40 per share. From the commencement of share repurchases in July 2011 through December 31, 2011, the Company has acquired 19.8 million shares of its Common Stock under its share repurchase authorization at a total cost of approximately $1.0 billion, for an average price of $50.53 per share.

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NEWARK, N.J. – Prudential Financial, Inc. (NYSE:PRU) today reported net income of its Financial Services Businesses attributable to Prudential Financial, Inc. of $3.531 billion ($7.22 per Common share) for the year ended December 31, 2011, compared to $2.714 billion ($5.75 per Common share) for 2010. After-tax adjusted operating income for the Financial Services Businesses was $3.134 billion ($6.41 per Common share) for 2011, compared to $2.916 billion ($6.17 per Common share) for 2010. Information regarding adjusted operating income, a non-GAAP measure, is provided below.

For the fourth quarter of 2011, net income for the Financial Services Businesses attributed to Prudential Financial, Inc. amounted to $606 million ($1.26 per Common share) compared to $213 million (45 cents per Common share) for the fourth quarter of 2010. After-tax adjusted operating income for the fourth quarter of 2011 for the Financial Services Businesses amounted to $948 million ($1.97 per Common share) compared to $848 million ($1.76 per Common share) for the fourth quarter of 2010.

The Company acquired AIG Star Life Insurance Co., Ltd. and AIG Edison Life Insurance Company on February 1, 2011. Results of the Financial Services Businesses include the results of these businesses from the date of acquisition. Giving effect to the impact of acquisition financing reflecting debt securities and Common shares issued in late 2010 and results of operations, the acquisition resulted in adjusted operating income of approximately 10 cents per Common share for the Financial Services Businesses in the fourth quarter of 2011, before absorption of integration costs during the quarter which amounted to approximately 13 cents per share. Since Gibraltar Life, inclusive of the acquired businesses, is included in the Company’s reported results of operations on a one month lag basis, results of the Financial Services Businesses for the year ended December 31, 2011 include the results for the initial ten months of operations of Star and Edison from the date of acquisition.

As a result of the Company’s sale of its real estate brokerage franchise and relocation services business in December 2011, the results of this business have been classified as divested businesses and excluded from adjusted operating income for all periods presented.

“Our results for the fourth quarter and year were strong and reflect the business momentum we continue to build. Sustained commitment to our selected markets and our financial strength are

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driving our enhanced competitive position. We focus on maintaining a mix of businesses that have solid financial prospects in a variety of market conditions. During the year, addition of the Star and Edison businesses in Japan and divestiture of several non-core operations have made us a stronger, more focused company. The merger of Star and Edison into Gibraltar Life was successfully completed on January 1, 2012, and the integration of these companies continues on track. We also surpassed significant milestones over the last year, including assets under management over $900 billion and annualized new business premiums over $3 billion in International Insurance. Our solid results through challenging markets enhance our confidence that we will achieve our longer-term objectives,” said Chairman and Chief Executive Officer John Strangfeld.

Adjusted operating income is not calculated under generally accepted accounting principles (GAAP). Information regarding adjusted operating income, a non-GAAP measure, is discussed later in this press release under “Forward-Looking Statements and Non-GAAP Measures,” and a reconciliation of adjusted operating income to the most comparable GAAP measure is provided in the tables that accompany this release.

Financial Services Businesses

Prudential Financial’s Common Stock (NYSE:PRU) reflects the performance of its Financial Services Businesses, which consist of its U.S. Retirement Solutions and Investment Management, U.S. Individual Life and Group Insurance, and International Insurance divisions and its Corporate and Other operations.

In the following business-level discussion, adjusted operating income refers to pre-tax results.

The U.S. Retirement Solutions and Investment Management division reported adjusted operating income of $688 million for the fourth quarter of 2011, compared to $624 million in the year-ago quarter.

The Individual Annuities segment reported adjusted operating income of $391 million in the current quarter, compared to $345 million in the year-ago quarter. Current quarter results benefited $121 million from net reductions in reserves for guaranteed minimum death and income benefits,

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and $59 million from a net reduction in amortization of deferred policy acquisition and other costs, reflecting an updated estimate of profitability for this business. Results for the year-ago quarter included a net benefit of $146 million from adjustment of these items to reflect an update of estimated profitability. These benefits to results for both the current quarter and the year-ago quarter were largely driven by increases in market value of customer accounts during the respective periods. Excluding the effect of the foregoing items, adjusted operating income for the Individual Annuities segment increased $12 million from the year-ago quarter. This increase reflected higher asset-based fees due to growth in variable annuity account values, net of an increased level of related amortization of deferred policy acquisition and other costs in the current quarter. The net benefit from higher asset-based fees was partly offset by higher expenses and financing costs in the current quarter.

The Retirement segment reported adjusted operating income of $142 million for the current quarter, compared to $147 million in the year-ago quarter. The decrease reflected a lower contribution from investment results, which was partly offset by higher fees associated with growth in account values and lower expenses in the current quarter.

The Asset Management segment reported adjusted operating income of $155 million for the current quarter, compared to $132 million in the year-ago quarter. The increase came primarily from higher asset management fees reflecting growth in assets under management, net of expenses. Current quarter results also benefited from higher performance-based fees.

The U.S. Individual Life and Group Insurance division reported adjusted operating income of $201 million for the fourth quarter of 2011, compared to $200 million in the year-ago quarter.

The Individual Life segment reported adjusted operating income of $146 million for the current quarter, compared to $131 million in the year-ago quarter. The increase came primarily from adjustments of net amortization of deferred policy acquisition costs and other items based on separate account performance in relation to our assumptions, which had a favorable impact of approximately $20 million on current quarter results and about $10 million on results for the year-ago quarter. In addition, current quarter results benefited from a greater contribution from underwriting results, which reflected growth of universal life and term insurance business in force.

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The Group Insurance segment reported adjusted operating income of $55 million in the current quarter, compared to $69 million in the year-ago quarter. The decrease reflected a higher level of expenses in the current quarter, a lower contribution from investment results, and less favorable group disability claims experience than that of the year-ago quarter. These items were partly offset by a greater contribution from group life underwriting results in the current quarter, reflecting growth of business in force and more favorable claims experience.

The International Insurance segment reported adjusted operating income of $692 million for the fourth quarter of 2011, compared to $588 million in the year-ago quarter.

Adjusted operating income of the segment’s Life Planner insurance operations was $336 million for the current quarter, compared to $328 million in the year-ago quarter. The $8 million increase in adjusted operating income reflected continued business growth, which was partially offset by less favorable mortality experience in the current quarter.

The segment’s Gibraltar Life and Other operations reported adjusted operating income of $356 million for the current quarter, compared to $260 million in the year-ago quarter. Current quarter results include a benefit of $96 million from the sale of the Company’s stake in Afore XXI, a private pension fund manager in Mexico. In addition, results for the current quarter reflect absorption of $94 million of integration costs related to the Star and Edison businesses acquired on February 1, 2011. Results for the year-ago quarter include a benefit of $66 million from the partial sale of an investment, through a consortium, in China Pacific Group. Excluding these items, adjusted operating income increased $160 million from the year-ago quarter, including an estimated contribution of $128 million from operations of the Star and Edison businesses. The remainder of the increase came primarily from business growth reflecting expanding sales of protection life insurance products.

Foreign currency exchange rates, including the impact of the Company’s currency hedging programs, had a favorable impact of $11 million on segment results in comparison to the year-ago quarter, including $9 million within Gibraltar Life and Other operations.

Corporate and Other operations resulted in a loss, on an adjusted operating income basis, of $281 million in the fourth quarter of 2011, compared to a loss of $239 million in the year-ago quarter. The increased loss was primarily driven by interest expense, net of investment income, reflecting a greater level of capital debt in the current quarter, and by higher expenses.

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Assets under management amounted to $901 billion at December 31, 2011, compared to $784 billion a year earlier.

Net income of the Financial Services Businesses attributable to Prudential Financial, Inc. amounted to $606 million for the fourth quarter of 2011, compared to $213 million in the year-ago quarter.

Current quarter net income includes $568 million of pre-tax net realized investment losses and related charges and adjustments. Net realized investment losses for the current quarter include net losses of $367 million from products that contain embedded derivatives and associated derivative portfolios that are part of a hedging program related to the risks of these products as well as mark-to-market of derivatives under a capital hedge program. Net realized investment losses also include losses from impairments and sales of credit-impaired investments amounting to $142 million, and net changes in value relating to foreign currency exchange rates and changes in market value of derivatives primarily related to the Company’s investment duration management programs amounting to $95 million. These losses were partially offset by net gains from general portfolio activities.

At December 31, 2011, gross unrealized losses on general account fixed maturity investments of the Financial Services Businesses amounted to $4.256 billion, including $2.999 billion on high and highest quality securities based on NAIC or equivalent ratings. Gross unrealized losses include $906 million related to asset-backed securities collateralized by sub-prime mortgages. Gross unrealized losses on general account fixed maturity investments of the Financial Services Businesses at December 31, 2011 include $2.642 billion of declines in value of 20% or more of amortized cost. Gross unrealized losses on general account fixed maturity investments of the Financial Services Businesses amounted to $3.100 billion at December 31, 2010. Net unrealized gains on general account fixed maturity investments of the Financial Services Businesses amounted to $10.493 billion at December 31, 2011, compared to $5.726 billion at December 31, 2010.

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Net income for the current quarter also reflects pre-tax increases of $53 million in recorded asset values and $47 million in recorded liabilities representing changes in value which are expected to ultimately accrue to contractholders. These changes primarily represent interest rate related mark-to-market adjustments. Net income for the current quarter also includes $39 million of pre-tax income from divested businesses, which reflects a gain of $49 million from the sale of the Company’s real estate brokerage franchise and relocation services business in December 2011.

Net income of the Financial Services Businesses for the year-ago quarter included $906 million of pre-tax net realized investment losses and related charges and adjustments, decreases of $218 million in recorded assets and $200 million in recorded liabilities for which changes in value are expected to ultimately accrue to contractholders, and pre-tax losses of $8 million from divested businesses, in each case before income taxes.

Closed Block Business

Prudential’s Class B Stock, which is not traded on any exchange, reflects the performance of its Closed Block Business.

The Closed Block Business includes our in-force participating life insurance and annuity policies, and assets that are being used for the payment of benefits and policyholder dividends on these policies, as well as other assets and equity that support these policies. We have ceased offering these participating policies.

The Closed Block Business reported income from continuing operations before income taxes of $119 million for the fourth quarter of 2011, compared to a loss from continuing operations before income taxes of $52 million for the year-ago quarter.

The Closed Block Business reported net income attributable to Prudential Financial, Inc. of $80 million for the fourth quarter of 2011 and a net loss of $36 million for the year-ago quarter.

For the year ended December 31, 2011, the Closed Block Business reported income from continuing operations before income taxes of $197 million, compared to $725 million for 2010. The Closed Block Business reported net income attributable to Prudential Financial, Inc. of $135 million for 2011, compared to $481 million for 2010.

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Consolidated Results

There is no legal separation of the Financial Services Businesses and the Closed Block Business, and holders of the Common Stock and the Class B Stock are both common stockholders of Prudential Financial, Inc.

On a consolidated basis, which includes the results of both the Financial Services Businesses and the Closed Block Business, Prudential Financial, Inc. reported net income attributable to Prudential Financial, Inc. of $686 million for the fourth quarter of 2011 compared to $177 million for the year-ago quarter, and reported net income attributable to Prudential Financial, Inc. of $3.666 billion for the year ended December 31, 2011 and $3.195 billion for 2010.

Share Repurchases

During the fourth quarter of 2011, the Company acquired 4.9 million shares of its Common Stock at a total cost of $250 million, for an average price of $50.40 per share. From the commencement of repurchases in July 2011, through December 31, 2011, the Company acquired 19.8 million shares of its Common Stock at a total cost of approximately $1.0 billion, for an average price of $50.53 per share. These repurchases were under an authorization by Prudential’s Board of Directors in June 2011 to repurchase at management’s discretion up to $1.5 billion of the Company’s outstanding Common Stock through June 2012.

Forward-Looking Statements and Non-GAAP Measures

Certain of the statements included in this release constitute forward-looking statements within the meaning of the U. S. Private Securities Litigation Reform Act of 1995. Words such as “expects,” “believes,” “anticipates,” “includes,” “plans,” “assumes,” “estimates,” “projects,” “intends,” “should,” “will,” “shall,” or variations of such words are generally part of forward-looking statements. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Prudential Financial, Inc. and its subsidiaries. There can be no assurance that future developments affecting Prudential Financial, Inc. and its subsidiaries will be those anticipated by management. These forward-looking statements are not a guarantee of future performance and involve risks and

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uncertainties, and there are certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements, including, among others: (1) general economic, market and political conditions, including the performance and fluctuations of fixed income, equity, real estate and other financial markets; (2) the availability and cost of additional debt or equity capital or external financing for our operations; (3) interest rate fluctuations or prolonged periods of low interest rates; (4) the degree to which we choose not to hedge risks, or the potential ineffectiveness or insufficiency of hedging or risk management strategies we do implement, with regard to variable annuity or other product guarantees; (5) any inability to access our credit facilities; (6) reestimates of our reserves for future policy benefits and claims; (7) differences between actual experience regarding mortality, morbidity, persistency, surrender experience, interest rates or market returns and the assumptions we use in pricing our products, establishing liabilities and reserves or for other purposes; (8) changes in our assumptions related to deferred policy acquisition costs, value of business acquired or goodwill; (9) changes in assumptions for retirement expense; (10) changes in our financial strength or credit ratings; (11) statutory reserve requirements associated with term and universal life insurance policies under Regulation XXX and Guideline AXXX; (12) investment losses, defaults and counterparty non-performance; (13) competition in our product lines and for personnel; (14) difficulties in marketing and distributing products through current or future distribution channels; (15) changes in tax law; (16) economic, political, currency and other risks relating to our international operations; (17) fluctuations in foreign currency exchange rates and foreign securities markets; (18) regulatory or legislative changes, including the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act; (19) inability to protect our intellectual property rights or claims of infringement of the intellectual property rights of others; (20) adverse determinations in litigation or regulatory matters and our exposure to contingent liabilities, including in connection with our divestiture or winding down of businesses; (21) domestic or international military actions, natural or man-made disasters including terrorist activities or pandemic disease, or other events resulting in catastrophic loss of life; (22) ineffectiveness of risk management policies and procedures in identifying, monitoring and

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managing risks; (23) effects of acquisitions, divestitures and restructurings, including possible difficulties in integrating and realizing the projected results of acquisitions, including risks associated with the acquisition of certain insurance operations in Japan; (24) interruption in telecommunication, information technology or other operational systems or failure to maintain the security, confidentiality or privacy of sensitive data on such systems; (25) changes in statutory or U.S. GAAP accounting principles, practices or policies; (26) Prudential Financial, Inc.’s primary reliance, as a holding company, on dividends or distributions from its subsidiaries to meet debt payment obligations and the ability of the subsidiaries to pay such dividends or distributions in light of our ratings objectives and/or applicable regulatory restrictions; and (27) risks due to the lack of legal separation between our Financial Services Businesses and our Closed Block Business. Prudential Financial, Inc. does not intend, and is under no obligation, to update any particular forward-looking statement included in this document.

Adjusted operating income is a non-GAAP measure of performance of our Financial Services Businesses. Adjusted operating income excludes “Realized investment gains (losses), net,” as adjusted, and related charges and adjustments. A significant element of realized investment gains and losses are impairments and credit-related and interest rate-related gains and losses. Impairments and losses from sales of credit-impaired securities, the timing of which depends largely on market credit cycles, can vary considerably across periods. The timing of other sales that would result in gains or losses, such as interest rate-related gains or losses, is largely subject to our discretion and influenced by market opportunities as well as our tax and capital profile.

Realized investment gains (losses) within certain of our businesses for which such gains (losses) are a principal source of earnings, and those associated with terminating hedges of foreign currency earnings and current period yield adjustments are included in adjusted operating income. Adjusted operating income excludes realized investment gains and losses from products that contain embedded derivatives, and from associated derivative portfolios that are part of a hedging program related to the risk of those products. Adjusted operating income also excludes gains and losses from changes in value of certain assets and liabilities relating to foreign currency exchange

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movements that have been economically hedged or considered part of our capital funding strategies for our international subsidiaries, as well as gains and losses on certain investments that are classified as other trading account assets.

Adjusted operating income also excludes investment gains and losses on trading account assets supporting insurance liabilities and changes in experience-rated contractholder liabilities due to asset value changes, because these recorded changes in asset and liability values are expected to ultimately accrue to contractholders. Trends in the underlying profitability of our businesses can be more clearly identified without the fluctuating effects of these transactions. In addition, adjusted operating income excludes the results of divested businesses, which are not relevant to our ongoing operations. Discontinued operations, which is presented as a separate component of net income under GAAP, is also excluded from adjusted operating income.

We believe that the presentation of adjusted operating income as we measure it for management purposes enhances understanding of the results of operations of the Financial Services Businesses by highlighting the results from ongoing operations and the underlying profitability of our businesses. However, adjusted operating income is not a substitute for income determined in accordance with GAAP, and the adjustments made to derive adjusted operating income are important to an understanding of our overall results of operations. The schedules accompanying this release provide a reconciliation of adjusted operating income for the Financial Services Businesses to income from continuing operations in accordance with GAAP.

The information referred to above, as well as the risks of our businesses described in our Annual Report on Form 10-K for the year ended December 31, 2010, should be considered by readers when reviewing forward-looking statements contained in this release. Additional historical information relating to our financial performance is located on our Web site at www.investor.prudential.com.

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Earnings Conference Call

Members of Prudential’s senior management will host a conference call on Thursday, February 9, 2012 at 11 a.m. ET, to discuss with the investment community the Company’s fourth quarter results. The conference call will be broadcast live over the Company’s Investor Relations Web site at www.investor.prudential.com. Please log on fifteen minutes early in the event necessary software needs to be downloaded. The call will remain on the Investor Relations Web site for replay through February 24. Institutional investors, analysts, and other members of the professional financial community are invited to listen to the call and participate in Q&A by dialing (877) 777-1971 (domestic callers) or (612) 332-0226 (international callers). All others are encouraged to dial into the conference call in listen-only mode, using the same numbers. To listen to a replay of the conference call starting at 2:00 p.m. on February 9, through February 16, dial (800) 475-6701 (domestic callers) or (320) 365-3844 (international callers). The access code for the replay is 225933.

Prudential Financial, Inc. (NYSE: PRU), a financial services leader with approximately $901 billion of assets under management as of December 31, 2011, has operations in the United States, Asia, Europe, and Latin America. Prudential’s diverse and talented employees are committed to helping individual and institutional customers grow and protect their wealth through a variety of products and services, including life insurance, annuities, retirement-related services, mutual funds and investment management. In the U.S., Prudential’s iconic Rock symbol has stood for strength, stability, expertise and innovation for more than a century. For more information, please visit www.news.prudential.com.

Financial Highlights

(in millions, except per share data, unaudited)

	Three Months Ended December 31		Year Ended December 31
	2011	2010	2011	2010
Financial Services Businesses Income Statement Data:
Adjusted Operating Income (1):
Revenues:
Premiums	$5,654	$3,941	$21,409	$15,242
Policy charges and fee income	1,033	929	4,032	3,480
Net investment income	2,552	2,231	9,917	8,598
Asset management fees, commissions and other income	1,024	916	4,039	3,210

Total revenues	10,263	8,017	39,397	30,530

Benefits and expenses:
Insurance and annuity benefits	5,047	3,704	20,270	14,877
Interest credited to policyholders’ account balances	953	877	3,756	3,418
Interest expense	299	273	1,164	1,049
Other expenses	2,664	1,990	9,934	7,204

Total benefits and expenses	8,963	6,844	35,124	26,548

Adjusted operating income before income taxes	1,300	1,173	4,273	3,982
Income taxes, applicable to adjusted operating income	352	325	1,139	1,066

Financial Services Businesses after-tax adjusted operating income (1)	948	848	3,134	2,916

Reconciling Items:
Realized investment gains (losses), net, and related charges and adjustments	(568)	(906)	685	(62)
Investment gains (losses) on trading account assets supporting insurance liabilities, net	53	(218)	223	501
Change in experience-rated contractholder liabilities due to asset value changes	(47)	200	(123)	(631)
Divested businesses	39	(8)	54	(25)
Equity in earnings of operating joint ventures and earnings attributable to noncontrolling interests	11	(62)	(192)	(98)

Total reconciling items, before income taxes	(512)	(994)	647	(315)
Income taxes, not applicable to adjusted operating income	(162)	(307)	398	(8)

Total reconciling items, after income taxes	(350)	(687)	249	(307)

Income from continuing operations (after-tax) of Financial Services Businesses before equity in earnings of operating joint ventures	598	161	3,383	2,609
Equity in earnings of operating joint ventures, net of taxes and earnings attributable to noncontrolling interests	(6)	39	113	73

Income from continuing operations attributable to Prudential Financial, Inc.	592	200	3,496	2,682
Earnings attributable to noncontrolling interests	8	12	72	11

Income from continuing operations (after-tax) of Financial Services Businesses	600	212	3,568	2,693
Income from discontinued operations, net of taxes	14	13	35	32

Net income of Financial Services Businesses	614	225	3,603	2,725
Less: Income attributable to noncontrolling interests	8	12	72	11

Net income of Financial Services Businesses attributable to Prudential Financial, Inc.	$606	$213	$3,531	$2,714

See footnotes on last page.

Financial Highlights

(in millions, except per share data, unaudited)

	Three Months Ended December 31		Year Ended December 31
	2011	2010	2011	2010
Earnings per share of Common Stock (diluted) (2):

Financial Services Businesses after-tax adjusted operating income	$1.97	$1.76	$6.41	$6.17
Reconciling Items:
Realized investment gains (losses), net, and related charges and adjustments	(1.19)	(1.87)	1.40	(0.13)
Investment gains (losses) on trading account assets supporting insurance liabilities, net	0.11	(0.45)	0.46	1.05
Change in experience-rated contractholder liabilities due to asset value changes	(0.10)	0.41	(0.25)	(1.33)
Divested businesses	0.08	(0.02)	0.11	(0.05)
Difference in earnings allocated to participating unvested share-based payment awards	0.01	0.01	(0.01)	0.01

Total reconciling items, before income taxes	(1.09)	(1.92)	1.71	(0.45)
Income taxes, not applicable to adjusted operating income	(0.35)	(0.58)	0.98	0.04

Total reconciling items, after income taxes	(0.74)	(1.34)	0.73	(0.49)

Income from continuing operations (after-tax) of Financial Services Businesses attributable to Prudential Financial, Inc.	1.23	0.42	7.14	5.68
Income from discontinued operations, net of taxes	0.03	0.03	0.08	0.07

Net income of Financial Services Businesses attributable to Prudential Financial, Inc.	$1.26	$0.45	$7.22	$5.75

Weighted average number of outstanding Common shares (basic)	469.2	475.1	480.2	466.8

Weighted average number of outstanding Common shares (diluted) (3)	477.0	483.5	488.7	475.4

Direct equity adjustment for earnings per share calculation (2)	$(1)	$7	$24	$36
Earnings related to interest, net of tax, on exchangeable surplus notes (3)	$4	$4	$17	$17

Earnings allocated to participating unvested share-based payment awards for earnings per share calculation
Financial Services Businesses after-tax adjusted operating income	$13	$10	$42	$37
Income from continuing operations (after-tax) of Financial Services Businesses	$9	$7	$46	$35
Financial Services Businesses Attributed Equity (as of end of period):
Total attributed equity	$35,650	$31,032
Per share of Common Stock - diluted	75.04	63.11
Attributed equity excluding accumulated other comprehensive income related to unrealized gains and losses on investments and pension/postretirement benefits	$31,657	$29,248
Per share of Common Stock - diluted	66.63	59.48
Number of diluted shares at end of period	475.1	491.7

Adjusted operating income before income taxes, by Segment (1):
Individual Annuities	$391	$345	$713	$1,046
Retirement	142	147	598	572
Asset Management	155	132	659	487

Total U.S. Retirement Solutions and Investment Management Division	688	624	1,970	2,105

Individual Life	146	131	517	500
Group Insurance	55	69	208	215

Total U.S. Individual Life and Group Insurance Division	201	200	725	715

International Insurance	692	588	2,705	2,085

Total International Insurance Division	692	588	2,705	2,085

Corporate and Other operations	(281)	(239)	(1,127)	(923)

Financial Services Businesses adjusted operating income before income taxes	1,300	1,173	4,273	3,982

Reconciling Items:
Realized investment gains (losses), net, and related charges and adjustments	(568)	(906)	685	(62)
Investment gains (losses) on trading account assets supporting insurance liabilities, net	53	(218)	223	501
Change in experience-rated contractholder liabilities due to asset value changes	(47)	200	(123)	(631)
Divested businesses	39	(8)	54	(25)
Equity in earnings of operating joint ventures and earnings attributable to noncontrolling interests	11	(62)	(192)	(98)

Total reconciling items, before income taxes	(512)	(994)	647	(315)

Income from continuing operations before income taxes and equity in earnings of operating joint ventures - Financial Services Businesses	$788	$179	$4,920	$3,667

See footnotes on last page.

Financial Highlights

(in millions, except per share data or as otherwise noted, unaudited)

	Three Months Ended December 31		Year Ended December 31
	2011	2010	2011	2010
U.S. Retirement Solutions and Investment Management Division:

Fixed and Variable Annuity Sales and Account Values:
Gross sales	$4,422	$6,120	$20,293	$21,754

Net sales	$2,852	$4,196	$13,061	$14,616

Total account value at end of period	$113,535	$106,185

Retirement Segment:
Full Service:
Deposits and sales	$3,879	$4,369	$16,821	$19,266

Net additions (withdrawals)	$(2,014)	$(1,017)	$(2,339)	$2,462

Total account value at end of period	$139,430	$141,313

Institutional Investment Products:
Gross additions	$10,825	$6,654	$27,773	$15,298

Net additions	$8,741	$5,477	$21,623	$8,340

Total account value at end of period	$90,089	$64,183

Asset Management Segment:
Assets managed by Investment Management and Advisory Services (in billions, as of end of period):
Institutional customers	$269.1	$235.3
Retail customers	117.9	101.2
General account	232.1	200.8

Total Investment Management and Advisory Services	$619.1	$537.3

Institutional Assets Under Management (in billions):
Gross additions, other than money market	$14.2	$16.6	$48.0	$50.5

Net additions, other than money market	$3.7	$9.9	$16.7	$28.6

Retail Assets Under Management (in billions):
Gross additions, other than money market	$6.6	$5.3	$23.9	$21.0

Net additions, other than money market	$1.2	$1.2	$3.5	$6.4

U.S. Individual Life and Group Insurance Division:

Individual Life Insurance Annualized New Business Premiums (4):
Variable life	$4	$7	$25	$23
Universal life	29	20	95	77
Term life	42	40	158	160

Total	$75	$67	$278	$260

Group Insurance Annualized New Business Premiums (4):
Group life	$49	$82	$486	$446
Group disability	37	27	204	161

Total	$86	$109	$690	$607

International Insurance Division:

International Insurance Annualized New Business Premiums (4) (5):
Actual exchange rate basis	$849	$532	$3,192	$1,838

Constant exchange rate basis	$799	$522	$3,040	$1,870

See footnotes on last page.

Financial Highlights

(in millions, except per share data or as otherwise noted, unaudited)

	Three Months Ended December 31		Year Ended December 31
	2011	2010	2011	2010
Closed Block Business Data:
Income Statement Data:
Revenues	$1,969	$1,684	$7,015	$7,086
Benefits and expenses	1,850	1,736	6,818	6,361

Income (loss) from continuing operations before income taxes	119	(52)	197	725

Income taxes	39	(16)	62	245

Closed Block Business income (loss) from continuing operations	80	(36)	135	480
Income from discontinued operations, net of taxes	—	—	—	1

Closed Block Business net income (loss)	80	(36)	135	481
Less: Income attributable to noncontrolling interests	—	—	—	—

Closed Block Business net income (loss) attributable to Prudential Financial, Inc.	$80	$(36)	$135	$481
Direct equity adjustment for earnings per share calculation (2)	1	(7)	(24)	(36)

Earnings available to holders of Class B Stock after direct equity adjustment - based on net income (loss)	$81	$(43)	$111	$445
Income (loss) from continuing operations per share of Class B Stock	$40.50	$(21.50)	$55.50	$222.00
Income from discontinued operations, net of taxes per share of Class B Stock	—	—	—	0.50

Net income (loss) per share of Class B Stock	$40.50	$(21.50)	$55.50	$222.50
Weighted average diluted shares outstanding during period	2.0	2.0	2.0	2.0

Closed Block Business Attributed Equity (as of end of period):
Total attributed equity	$1,573	$1,383
Per Share of Class B Stock	786.50	691.50
Attributed equity excluding accumulated other comprehensive income related to unrealized gains and losses on investments and pension/postretirement benefits	$1,425	$1,334
Per Share of Class B Stock	712.50	667.00
Number of Class B Shares at end of period	2.0	2.0

Consolidated Data:
Consolidated Income Statement Data:
Revenues	11,695	8,049	49,045	38,200
Benefits and expenses	10,788	7,922	43,928	33,808

Income from continuing operations before income taxes and equity in earnings of operating joint ventures	907	127	5,117	4,392
Income tax expense	229	2	1,599	1,303

Income from continuing operations before equity in earnings of operating joint ventures	678	125	3,518	3,089
Equity in earnings of operating joint ventures, net of taxes	2	51	185	84

Income from continuing operations	680	176	3,703	3,173
Income from discontinued operations, net of taxes	14	13	35	33

Consolidated net income	694	189	3,738	3,206
Less: Income attributable to noncontrolling interests	8	12	72	11

Net income attributable to Prudential Financial, Inc.	686	177	3,666	3,195

Net income attributable to Prudential Financial, Inc.:
Financial Services Businesses	606	213	3,531	2,714
Closed Block Business	80	(36)	135	481

Consolidated net income attributable to Prudential Financial, Inc.	686	177	3,666	3,195

Assets and Asset Management Information (in billions, as of end of period)
Total assets	$624.5	$539.9
Assets under management (at fair market value):
Managed by U.S. Retirement Solutions and Investment Management Division:
Asset Management Segment - Investment Management and Advisory Services	$619.1	$537.3
Non-proprietary assets under management	152.2	149.8

Total managed by U.S. Retirement Solutions and Investment Management Division	771.3	687.1
Managed by U.S. Individual Life and Group Insurance Division	13.8	13.1
Managed by International Insurance Division	115.6	83.8

Total assets under management	900.7	784.0
Client assets under administration	85.7	84.1

Total assets under management and administration	$986.4	$868.1

See footnotes on last page.

(1)	Adjusted operating income is a non-GAAP measure of performance of our Financial Services Businesses that excludes “Realized investment gains (losses), net”, as adjusted, and related charges and adjustments; net investment gains and losses on trading account assets supporting insurance liabilities; change in experience-rated contractholder liabilities due to asset value changes; results of divested businesses and discontinued operations; earnings attributable to noncontrolling interests; and the related tax effects thereof. Adjusted operating income includes equity in earnings of operating joint ventures and the related tax effects thereof. Revenues and benefits and expenses shown as components of adjusted operating income, are presented on the same basis as pre-tax adjusted operating income and are adjusted for the items above as well.

Realized investment gains (losses) within certain of our businesses for which such gains (losses) are a principal source of earnings, and those associated with terminating hedges of foreign currency earnings and current period yield adjustments are included in adjusted operating income. Adjusted operating income excludes realized investment gains and losses from products that contain embedded derivatives, and from associated derivative portfolios that are part of a hedging program related to the risk of those products. Adjusted operating income also excludes gains and losses from changes in value of certain assets and liabilities relating to foreign currency exchange movements that have been economically hedged or considered part of our capital funding strategies for our international subsidiaries, as well as gains and losses on certain investments that are classified as other trading account assets.

Adjusted operating income does not equate to “Income from continuing operations” as determined in accordance with GAAP but is the measure of profit or loss we use to evaluate segment performance. Adjusted operating income is not a substitute for income determined in accordance with GAAP, and our definition of adjusted operating income may differ from that used by other companies. The items above are important to an understanding of our overall results of operations. However, we believe that the presentation of adjusted operating income as we measure it for management purposes enhances the understanding of our results of operations by highlighting the results from ongoing operations and the underlying profitability factors of our businesses.

(2)	Net income for the Financial Services Businesses and the Closed Block Business is determined in accordance with GAAP and includes general and administrative expenses charged to each of the businesses based on the Company’s methodology for allocation of such expenses. Cash flows between the Financial Services Businesses and the Closed Block Business related to administrative expenses are determined by a policy servicing fee arrangement that is based upon insurance and policies in force and statutory cash premiums. To the extent reported administrative expenses vary from these cash flow amounts, the differences are recorded, on an after-tax basis, as direct equity adjustments to the equity balances of each business. The direct equity adjustments modify earnings available to holders of Common Stock and Class B Stock for earnings per share purposes. Earnings per share of Common Stock based on adjusted operating income of the Financial Services Businesses reflects these adjustments as well.

(3)	In calculating diluted earnings per share under the if-converted method, the potential shares that would be issued related to the exchangeable surplus notes assuming a hypothetical exchange, weighted for the period the notes are outstanding, is added to the denominator, and interest expense, net of tax, is added to the numerator, if the overall effect is dilutive. For the three months ended December 31, 2010, the hypothetical impact of these shares was antidilutive and therefore excluded from the diluted earnings per share calculation for GAAP measures. The weighted average number of outstanding common shares used in the diluted earnings per share calculation for the three months ended December 31, 2010 for GAAP measures is 478.4 million.

(4)	Premiums from new sales that are expected to be collected over a one year period. Group insurance annualized new business premiums exclude new premiums resulting from rate changes on existing policies, from additional coverage issued under our Servicemembers’ Group Life Insurance contract, and from excess premiums on group universal life insurance that build cash value but do not purchase face amounts. Group insurance annualized new business premiums include premiums from the takeover of claim liabilities. Group disability amounts include long-term care and dental products. Excess (unscheduled) and single premium business for the company’s domestic individual life and international insurance operations are included in annualized new business premiums based on a 10% credit.

(5)	Actual amounts reflect the impact of currency fluctuations. Foreign denominated activity translated to U.S. dollars at uniform exchange rates for all periods presented, including Japanese yen 85 per U.S. dollar; Korean won 1180 per U.S. dollar. U.S. denominated activity is included based on the amounts as transacted in U.S. dollars.